Exhibit 99.1

Kroger Reports Third Quarter 2023 Results

and Updates Guidance

Third Quarter Highlights

•	Identical Sales without fuel decreased 0.6%; underlying Identical Sales without fuel increased 1.0%(1)
•	Operating Profit of $912 million; EPS of $0.88
•	Adjusted FIFO Operating Profit of $1,022 million; Adjusted EPS of $0.95
•	Achieved strong Adjusted Free Cash Flow leading to a net total debt to adjusted EBITDA ratio of 1.40, compared to a target range of 2.3 to 2.5
•	Executed its go-to-market strategy to deliver value for customers
o	Grew digital sales 11%
o	Increased total and loyal customer households

CINCINNATI, November 30, 2023 – The Kroger Co. (NYSE: KR) today reported its third quarter 2023 results and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger’s third quarter results highlight the strength and diversity of our business model in a challenged operating environment, as strong fuel performance and growth in our alternative profit businesses supported continued adjusted net earnings per diluted share growth.

As consumer spending tightens, we are focused on providing customers with exceptional value. By maintaining our long-term commitment to lower prices, personalized promotions and rewards, we are growing households and increasing loyalty, positioning Kroger for sustainable future growth. We appreciate our associates and continue to invest in wages, benefits and training, which is resulting in continued improvements in our customer experience.

Our model’s strength allows us to navigate many economic environments. We remain committed to balancing investments in associates and greater value for our customers while continuing to generate attractive and sustainable returns for our shareholders.”

(1) Identical sales without fuel would have grown 1.0% in the 3rd quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. In the 3rd quarter of 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

Third Quarter Financial Results

	3Q23 ($ in millions; except EPS)	3Q22 ($ in millions; except EPS)
ID Sales* (Table 4)(1)	(0.6)%	6.9%
Earnings Per Share	$0.88	$0.55
Adjusted EPS (Table 6)	$0.95	$0.88
Operating Profit	$912	$841
Adjusted FIFO Operating Profit (Table 7)	$1,022	$1,094
FIFO Gross Margin Rate*(2)	Increased 3 basis points
OG&A Rate*(2)	Increased 32 basis points

* Without fuel and adjustment items, if applicable. (1) Identical sales without fuel would have grown 1.0% in the 3rd quarter of 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022. (2) In the 3rd quarter of 2023, the terminated agreement had a positive effect on the FIFO Gross Margin Rate, excluding fuel, and a negative effect on the OG&A Rate, excluding fuel and adjustment items. The overall net effect on operating profit was slightly positive.

Total company sales were $34.0 billion in the third quarter, compared to $34.2 billion for the same period last year. Excluding fuel, sales decreased 0.5% compared to the same period last year.

Gross margin was 22.0% of sales for the third quarter. The FIFO gross margin rate, excluding fuel, increased 3 basis points compared to the same period last year. The increase in the FIFO gross margin rate, excluding fuel, was primarily attributable to Our Brands performance, sourcing benefits and the effect of our terminated agreement with Express Scripts, partially offset by higher shrink and advertising costs, and increased price investments.

The LIFO charge for the quarter was $29 million, compared to a LIFO charge of $152 million for the same period last year. The decreased charge was due to lower expected year over year inflation.

The Operating, General & Administrative rate increased 32 basis points, excluding fuel and adjustment items, compared to the same period last year. The increase in OG&A rate was driven by planned investments in associates, investments in strategic growth initiatives and the effect of our terminated agreement with Express Scripts, partially offset by continued execution of cost savings initiatives and lower incentive plan costs.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.40, compared to 1.61 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Full-Year 2023 Guidance*

Updated

•	Identical sales without fuel of 0.6% – 1.0%, with underlying growth of 2.1% – 2.5% after adjusting for the effect of Express Scripts
•	Adjusted FIFO Operating Profit of $4.9 – $5.0 billion
•	Adjusted net earnings per diluted share of $4.50 – $4.60, including an estimated benefit from the 53rd week of approximately $0.15

Maintained

•	Adjusted Free Cash Flow of $2.5 – $2.7 billion**
•	Adjusted effective tax rate of 23%***
•	Capital expenditures of $3.4 – $3.6 billion

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2023 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2023 GAAP financial results.

** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans or payments related to opioid settlements.

*** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations, changes in tax laws, which cannot be predicted, or the effect of certain non-deductible charges related to opioid settlements.

Comments from CFO Gary Millerchip

“Kroger delivered another quarter of consistent adjusted net earnings per diluted share growth, demonstrating the strength of our value creation model.

Looking to the rest of the year, we are updating our full-year guidance to reflect the impact of near-term economic pressures and food-at-home disinflation. We now expect full-year identical sales without fuel to be in the range of 0.6% to 1.0% (with underlying growth of 2.1% to 2.5% after adjusting for the effect of Express Scripts), and adjusted FIFO net operating profit to be in the range of $4.9 to $5.0 billion. At the same time, we are confident in our ability to navigate these near-term headwinds and we are raising the lower end of our full-year adjusted net earnings per diluted share guidance range. We now expect adjusted EPS to be between $4.50 to $4.60.

Kroger remains committed to delivering attractive and sustainable returns for shareholders.”

Third Quarter 2023 Highlights

Leading with Fresh

•	Accelerated Fresh Produce Initiative with a total of 2,053 stores now certified, adding more days of freshness for customers
•	Added Kroger® Mercado, a Hispanic-inspired brand to the Our Brands’ portfolio
•	Celebrated six awards earned by Murray’s Cheese varieties at the World Cheese Awards
•	Committed to increasing local products in stores by 10% following proposed merger with Albertsons Companies

Accelerating with Digital

•	Increased delivery sales by 20% over last year, led by Kroger Boost and Customer Fulfillment Centers
•	Celebrated 6th anniversary of one of the Company’s alternative profit businesses, Kroger Precision Marketing
•	Increased digitally engaged households by 13% compared to last year

Associate Experience

•	Celebrated 38 company leaders named 2023 Progressive Grocer GenNext Honorees
•	Hosted career expo event in support of commitment to hiring veterans and their families
•	Named by Axonify as a 2023 Frontline Champion in recognition of Kroger’s support for frontline associates

Live Our Purpose

•	Published 2023 ESG Report sharing progress on Kroger’s Zero Hunger | Zero Waste impact plan
•	Awarded $1 million in grants to Hispanic organizations in honor of Hispanic Heritage Month
•	Hosted the Kroger Wellness Festival, a two day event celebrating physical, mental and emotional health for the whole family

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's third quarter 2023 ended on November 4, 2023.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “continue,” “deliver,” “expect,” “future,” “guidance,” “model,” “positions,” “strategy,” “target,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: the risks relating to or arising from our proposed nationwide opioid litigation settlement, including our ability to finalize and effectuate the settlement, the scope and coverage of the ultimate settlement and the expected financial or other impacts that could result from the settlement; our proposed transaction with Albertsons announced in October 2022, including, among others, our ability to consummate the proposed transaction and related divestiture plan, including on the terms of the merger agreement and divestiture plan, on the anticipated timeline, and/or with the required regulatory approvals; COVID-19 pandemic related factors, risks and challenges; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on November 30, 2023 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, November 30, 2023.

3rd Quarter 2023 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2023		2022		2023		2022

SALES	$33,957	100.0%	$34,198	100.0%	$112,975	100.0%	$113,436	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,477	78.0	26,890	78.6	88,032	77.9	89,234	78.7
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,646	16.6	5,587	16.3	19,974	17.7	18,001	15.9
RENT	201	0.6	195	0.6	671	0.6	642	0.5
DEPRECIATION AND AMORTIZATION	721	2.1	685	2.0	2,396	2.1	2,259	2.0

OPERATING PROFIT	912	2.7	841	2.5	1,902	1.7	3,300	2.9

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(94)	(0.3)	(119)	(0.4)	(341)	(0.3)	(422)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	7	-	11	-	24	-	38	0.1
GAIN (LOSS) ON INVESTMENTS	26	0.1	(207)	(0.6)	317	0.3	(637)	(0.6)

NET EARNINGS BEFORE INCOME TAX EXPENSE	851	2.5	526	1.5	1,902	1.7	2,279	2.0

INCOME TAX EXPENSE	204	0.6	126	0.3	472	0.4	481	0.4

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	647	1.9	400	1.2	1,430	1.3	1,798	1.6

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	2	-	2	-	5	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$646	1.9%	$398	1.2%	$1,428	1.3%	$1,793	1.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.89		$0.55		$1.97		$2.47

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	719		716		718		719

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.88		$0.55		$1.95		$2.44

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	725		724		725		728

DIVIDENDS DECLARED PER COMMON SHARE	$0.29		$0.26		$0.84		$0.73

Note:	Certain percentages may not sum due to rounding.
Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.
The Company defines FIFO gross margin as FIFO gross profit divided by sales.
The Company defines FIFO operating profit as operating profit excluding the LIFO charge.
The Company defines FIFO operating margin as FIFO operating profit divided by sales.
The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.
(b)	LIFO charges of $29 and $152 were recorded in the third quarters of 2023 and 2022, respectively. For the year to date period, LIFO charges of $131 and $392 were recorded for 2023 and 2022, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	November 4,	November 5,
	2023	2022

ASSETS
Current Assets
Cash	$254	$241
Temporary cash investments	1,471	675
Store deposits in-transit	1,197	1,209
Receivables	1,938	2,019
Inventories	7,931	8,666
Prepaid and other current assets	648	593

Total current assets	13,439	13,403

Property, plant and equipment, net	24,882	24,080
Operating lease assets	6,752	6,705
Intangibles, net	890	906
Goodwill	2,916	3,076
Other assets	2,142	1,817

Total Assets	$51,021	$49,987

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$724	$788
Current portion of operating lease liabilities	668	654
Trade accounts payable	8,149	8,219
Accrued salaries and wages	1,177	1,463
Other current liabilities	6,067	6,614

Total current liabilities	16,785	17,738

Long-term debt including obligations under finance leases	12,039	12,442
Noncurrent operating lease liabilities	6,408	6,370
Deferred income taxes	1,506	1,481
Pension and postretirement benefit obligations	387	407
Other long-term liabilities	2,705	1,620

Total Liabilities	39,830	40,058

Shareowners' equity	11,191	9,929

Total Liabilities and Shareowners' Equity	$51,021	$49,987

Total common shares outstanding at end of period	719	716
Total diluted shares year-to-date	725	728

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR-TO-DATE
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,430	$1,798
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,396	2,259
Operating lease asset amortization	472	471
LIFO charge	131	392
Stock-based employee compensation	124	145
Company-sponsored pension plans	(8)	(28)
Deferred income taxes	(261)	(93)
Gain on the sale of assets	(45)	(36)
(Gain) loss on investments	(317)	637
Other	128	82
Changes in operating assets and liabilities:
Store deposits in-transit	(70)	(127)
Receivables	133	(130)
Inventories	(502)	(2,267)
Prepaid and other current assets	45	99
Trade accounts payable	1,030	1,102
Accrued expenses	(426)	146
Income taxes receivable and payable	148	(69)
Operating lease liabilities	(539)	(533)
Other	999	(510)

Net cash provided by operating activities	4,868	3,338

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,907)	(2,261)
Proceeds from sale of assets	94	71
Other	68	(2)

Net cash used by investing activities	(2,745)	(2,192)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(755)	(526)
Dividends paid	(586)	(494)
Financing fees paid	-	(62)
Proceeds from issuance of capital stock	42	127
Treasury stock purchases	(54)	(985)
Other	(60)	(111)

Net cash used by financing activities	(1,413)	(2,051)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	710	(905)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,015	1,821
END OF PERIOD	$1,725	$916

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,907)	$(2,261)
Payments for lease buyouts	-	10
Changes in construction-in-progress payables	421	59
Total capital investments, excluding lease buyouts	$(2,486)	$(2,192)

Disclosure of cash flow information:
Cash paid during the year for interest	$380	$456
Cash paid during the year for income taxes	$579	$649

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022

EXCLUDING FUEL	$29,482	$29,666	$98,590	$97,139

EXCLUDING FUEL (b)	(0.6)%	6.9%	1.5%	5.4%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We define Kroger Delivery identical sales powered by Ocado based on geography. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography. If the Kroger Delivery sales powered by Ocado occur in a new geography, these sales are included as identical when deliveries have occurred to the new geography for five full quarters.

(b)	Identical sales without fuel would have grown 1.0% in the 3rd quarter and 3.1% year to date for 2023 if not for the reduction in pharmacy sales from the previously communicated termination of our agreement with Express Scripts effective December 31, 2022.

Table 5. Reconciliation of Net Total Debt and
Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
(in millions, except for ratio)
(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity. Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity. The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 4,	November 5,
	2023	2022	Change

Current portion of long-term debt including obligations under finance leases	$724	$788	$(64)
Long-term debt including obligations under finance leases	12,039	12,442	(403)

Total debt	12,763	13,230	(467)

Less: Temporary cash investments	1,471	675	796

Net total debt	$11,292	$12,555	$(1,263)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	ROLLING FOUR QUARTERS ENDED
	November 4,	November 5,
	2023	2022

Net earnings attributable to The Kroger Co.	$1,878	$2,359
LIFO charge	365	412
Depreciation and amortization	3,102	2,916
Interest expense	454	555
Income tax expense	643	627
Adjustment for pension plan withdrawal liabilities	25	-
Adjustment for (gain) loss on investments	(225)	764
Adjustment for Home Chef contingent consideration	2	23
Adjustment for transformation costs (a)	-	29
Adjustment for merger related costs (b)	203	19
Adjustment for opioid settlement charges (c)	1,475	85
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	164	-
Other	(8)	(8)

Adjusted EBITDA	$8,078	$7,781

Net total debt to adjusted EBITDA ratio	1.40	1.61

(a)	Transformation costs primarily include costs related to third party professional fees associated with business transformation and cost saving initiatives.

(b)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(c)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items
(in millions, except per share amounts)
(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below. Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022

Net earnings attributable to The Kroger Co.	$646	$398	$1,428	$1,793

Adjustment for (gain) loss on investments (a)(b)	(21)	163	(244)	490
Adjustment for Home Chef contingent consideration (a)(c)	-	-	-	14
Adjustment for merger related costs (a)(d)	73	15	153	15
Adjustment for opioid settlement charges (a)(e)	-	67	1,163	67

2023 and 2022 Adjustment Items	52	245	1,072	586

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$698	$643	$2,500	$2,379

Net earnings attributable to The Kroger Co. per diluted common share	$0.88	$0.55	$1.95	$2.44

Adjustment for (gain) loss on investments (f)	(0.03)	0.22	(0.34)	0.67
Adjustment for Home Chef contingent consideration (f)	-	-	-	0.02
Adjustment for merger related costs (f)	0.10	0.02	0.21	0.02
Adjustment for opioid settlement charges (f)	-	0.09	1.60	0.09

2023 and 2022 Adjustment Items	0.07	0.33	1.47	0.80

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.95	$0.88	$3.42	$3.24

Average number of common shares used in diluted calculation	725	724	725	728

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)
(in millions, except per share amounts)
(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for (gain) loss on investments were ($27) and $207 in the third quarters of 2023 and 2022, respectively. The year-to-date pre-tax adjustments for (gain) loss on investments were ($317) and $637 in the first three quarters of 2023 and 2022, respectively.

(c)	The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration was $18 in the first three quarters of 2022.

(d)	The pre-tax adjustment to OG&A expenses for merger related costs were $84 and $19 in the third quarters of 2023 and 2022, respectively. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $178 and $19 in the first three quarters of 2023 and 2022, respectively.

(e)	The pre-tax adjustment to OG&A expenses for opioid settlement charges was $85 in the third quarter of 2022. The year-to-date pre-tax adjustments to OG&A expenses for opioid settlement charges were $1,475 and $85 in the first three quarters of 2023 and 2022, respectively.

(f)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2023 Third Quarter Adjustment Items include adjustments for the gain on investments and merger related costs.

2023 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2023 for gain on investments, merger related costs and opioid settlement charges.

2022 Third Quarter Adjustment Items include adjustments for the loss on investments, merger related costs and opioid settlement charges.

2022 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2022 for loss on investments and Home Chef contingent consideration adjustment.

Table 7. Operating Profit Excluding the Adjustment Items
(in millions)
(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below. Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2023	2022	2023	2022

Operating profit	$912	$841	$1,902	$3,300
LIFO charge	29	152	131	392

FIFO Operating profit	941	993	2,033	3,692

Adjustment for Home Chef contingent consideration	-	-	-	18
Adjustment for merger related costs (a)	84	19	178	19
Adjustment for opioid settlement charges (b)	-	85	1,475	85
Other	(3)	(3)	(6)	(9)

2023 and 2022 Adjustment items	81	101	1,647	113

Adjusted FIFO operating profit excluding the adjustment items above	$1,022	$1,094	$3,680	$3,805

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(b)	Opioid settlement charges include settlements with the nationwide opioid settlement framework and the States of West Virginia and New Mexico.